Exhibit 10.10

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of September 29, 2011 between FUNCTION(X) INC., a Delaware corporation (“Function(x)”), MOBILE MESSAGING SOLUTIONS (MMS), INC., a California corporation (“MMS”), and WATCHPOINTS, INC., a Nevada corporation (“Watchpoints Subsidiary” and collectively with MMS, “Sellers”).

WHEREAS, Mr. Otto Legerer and Mr. Kai Buehler are the only shareholders of Watchpoints Subsidiary;

WHEREAS, MMS and Watchpoints Subsidiary are engaged in a business (amongst others) of developing, selling, maintaining and improving an interactive broadcast television loyalty application utilizing audio recognition technology (the “Watchpoints Business”); and

WHEREAS, (i) Sellers desire to sell to Function(x) or its assignee (“Buyer”) all of the assets constituting the Watchpoints Business (as defined above), including without limitation, substantially all of the assets of Watchpoints Subsidiary, at the price and on the terms and conditions set forth herein, and (ii) Buyer desires to purchase all of the assets constituting the Watchpoints Business all from Sellers at the price and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“Buehler” means Kai Buehler.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning ascribed to it in the introduction to this Agreement.

“Buyer Indemnitees” has the meaning ascribed in Section 9.1.

“Closing” has the meaning ascribed in Section 8.1.

“Closing Date” has the meaning ascribed in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulation issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Confidential Information” has the meaning ascribed in Section 5.3(b).

“Contract(s)” means contracts, instruments, loans, permits, leases, licenses, commitments and other agreements in each case, whether written or oral, proposed, contingent or otherwise.

“Compensation Programs” has the meaning ascribed to it in Section 3.20.

“Damages” means any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received, and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any reduction in cash Taxes actually payable which is solely attributable to such Damages.

“Designated Employees” has the meaning ascribed to it in Section 3.18.

“Employee Assets” means all of Sellers’ assets, including without limitation, computers, work stations, third party software licensed for such computers or work stations, electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used principally by Buehler or the Designated Employees which Buyer elects to employ, which are necessary or useful for Buehler or each Designated Employee to continue to perform his or their respective duties for Buyer after the Closing without interruption.

“Employment Agreement” means an employment agreement between Buehler and Function(x) in form acceptable to each of them.

 “Equipment” means all servers, hardware, other equipment and Equipment Embodiments and Documentation used in connection with Watchpoints audio detection applications or any other aspect of the Watchpoints Business.

“Equipment Embodiments and Documentation” means all object code, source code, technical documentation (including without limitation, technical and descriptive materials relating to the acquisition, design, development, testing, fixing, use, or maintenance of, and the program documentation and materials for, the Equipment), engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology relating to, comprising, embodied in or by or used, developed or created in connection with the Equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning ascribed in Section 2.3.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Indemnifying Party” means:  (a) with respect to any Buyer Indemnitee asserting a claim under Section 9.1, MMS; and (b) with respect to any MMS Indemnitee asserting a claim under Section 9.2, Buyer and Function(x), jointly and severally.

“Indemnitee” means:  (a) the Buyer Indemnitees with respect to any claim for which either Seller is an Indemnifying Party under Sections 9.1; and (b) MMS Indemnitees with respect to claims for which Buyer or Function(x) is an Indemnifying Party under Section 9.2.

“Intellectual Property” means United States and foreign patents, copyrights, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“Intellectual Property Embodiments and Documentation” means all object code, source code, technical documentation (including without limitation, technical and descriptive materials relating to the acquisition, design, development, testing, fixing, use, or maintenance of, and the program documentation and materials for, the Watchpoints Software), engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology relating to, comprising, embodied in or by or used, developed or created in connection with the Watchpoints Software or the Watchpoints IP, to the extent that it has been fixed in tangible media prior to the Closing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge of any officer of Buyer.

“Knowledge of MMS” or “MMS’ Knowledge” means the actual knowledge of Kai Buehler, Otto Legerer, Gary Chen, Krisna Subbarj, Marty Glover, David Benaim and any officer or director of Sellers, after a reasonable investigation of the surrounding circumstances.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset and any agreement to grant any of the foregoing, excluding liens for Taxes that are not due and payable or that are being contested in good faith by appropriate legal proceedings in a manner that will prevent foreclosure of the applicable lien during the pendency of such proceedings.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means a change in, or effect on the operations on (any such item an “Effect”), affairs, condition (financial or otherwise), results of operations, assets, Liabilities, and reserves of the Watchpoints Business, taken as a whole, that results in a material adverse change to the  Transferred Assets taken as a whole, provided, that such change effect shall exclude any change, effect, event, occurrence, state of facts or development (individually or in the aggregate) generally affecting the industry in which the Watchpoints Business operates or attributable to conditions affecting the U.S. economy as a whole or the capital markets in general and which does not disproportionately affect the Watchpoints Business, taken as a whole.

“MMS” has the meaning ascribed to it in the introduction to the Agreement.

“MMS Indemnitees” has the meaning ascribed to it in Section 9.2.

“Non-Competition Agreements” has the meaning ascribed to it in Section 6.7.

“Open Source License” means a software license that includes terms that require source code to be provided or made available to subsequent licensees or sublicensees, or that require any redistribution and use of software in source and binary forms to meet certain specified conditions, or any “free software” license, “public” license or open-source software license, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD license and any BSD-like license.

“Open Source Software” means any Software that is licensed under, covered by or subject to an Open Source License.

“Ordinary Course of Business” means (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Pension Plans” has the meaning ascribed to it in Section 3.20.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or other entity or organization, including a Governmental Authority.

“Proceedings” has the meaning ascribed to it in Section 3.7.

“Purchase Price” has the meaning ascribed to it in Section 2.5.

“Registration Rights Agreement” has the meaning ascribed to it in Section 6.8.

“Related Person” means: (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (c) any Related Person of any individual described in clause (b) or (c).  For purposes of this definition, “Family” of an individual means (A) the individual, (B) the individual’s spouse (or any former spouse), (C) any other natural person who is related to the individual or the individual’s spouse(s), and (D) any individual who resides with such individual, and “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Restricted Activity” means any aspect of the Watchpoints Business (other than aspects incidental to the Watchpoints Business): (i) as operated prior to the date of this Agreement, and (ii) as contemplated by Sellers to be operated in the future as of the date of this Agreement; in each case, anywhere in the world where the Watchpoints Business may be conducted from time to time.

“Required Consents” means the consent of the other party or parties to each Transferred Contract that is required by the terms of such Transferred Contract to be obtained by either Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Transferred Contract, the termination thereof, the incurrence of any penalty or fee or adverse change in amounts payable to or by Buyer or obligations of Buyer as compared to Seller or a breach or default thereunder (whether with or without the passage of time, the giving of notice or both), and any other consents required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents..

“Securities Act” means the Securities Act of 1933 as amended.

“Sellers” has the meaning ascribed to it in the introduction to this Agreement.

“Sellers’ Disclosure Schedule” has the meaning ascribed to it in Article 3.

“Shareholders” has the meaning ascribed to it in Section 3.2.

“Shares” means shares of common stock, par value $0.001 per share, of Function(x).

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise.

“Software Licenses” has the meaning ascribed to it in Section 3.8.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above, or otherwise.

 “Threshold Amount” has the meaning ascribed to it in Section 9.3(a).

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Registration Rights Agreement, a bill of sale, patent assignments, trademark assignments and all other agreements and documents entered into by one or more of the parties as contemplated by or in connection with this Agreement and the transactions.

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

“Watchpoints Business” has the meaning ascribed in the preamble.

“Watchpoints IP” means all of the Sellers’ Intellectual Property in or relating to the Watchpoints Business, the Watchpoints Software, the Watchpoints Marks or the Intellectual Property Embodiments and Documentation, including, without limitation, all of the Intellectual Property set forth on Schedule 2.1(a).  For avoidance of doubt, Watchpoints IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Watchpoints Software, or the Intellectual Property Embodiments and Documentation, including, without limitation, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that relate to the Existing Patents and Applications, (c) all foreign counterparts with respect to any of the foregoing, (d) all patents that issue with respect to any of the foregoing patent applications, and (e) all Intellectual Property in or relating to any bug fixes to Watchpoints Software created by or for Sellers at any time.

“Watchpoints Marks” means all Marks used or intended for use in connection with, or otherwise relating to, the Watchpoints Software or the Watchpoints Business, including Watchpoints, without limitation, all of the Marks set forth on Schedule 2.1(a).

“Watchpoints Software” means Software used in or relating to the Watchpoints Business, including without limitation the Software used in social viewing applications and audio thumbprinting applications, all versions of Watchpoints and audio thumbprinting applications and other Software created or acquired by the Sellers for these purposes that exists as of the Closing Date, and all versions thereof, enhancements thereto or derivative works based thereon created by or for Sellers at any time.

“Watchpoints Subsidiaries” has the meaning ascribed to it in the introduction to this Agreement.

“Welfare Plans” has the meaning ascribed to it in Section 3.19.

ARTICLE 2
PURCHASE AND SALE

2.1    Purchase and Sale of Transferred Assets.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below) Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, accept and acquire from Sellers, free and clear of any Liens, all assets constituting the Watchpoints Business, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible, but excluding the Excluded Assets (the “Transferred Assets”):

(a) all of the Watchpoints IP, including without limitation the Watchpoints IP identified on Schedule 2.1(a);

(b) the Equipment and Equipment Embodiments and Documentation, including without limitation the assets identified on Schedule 2.1(b);

(c) the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”) except that Transferred Contracts shall not include any Contract if Buyer elects on or after the Closing not to accept a Contract for which a Required Consent is necessary or which Buyer is still reviewing as identified on Schedule 2.1(c);

(d) the Employee Assets which are listed as Schedule 2.1(d) (as it may be adjusted at Closing to reflect the Designated Employees who have accepted employment offers, if any, from Buyer as of the Closing);

(e) all websites, internet domain names, URLs and webpages used or held for use in connection with the Watchpoints Business, including without limitation, www.watchpoints.com, “www.watchpoints.tv” and the other domain names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(f) all advertising, marketing and sales materials developed for, or used in connection with, the Watchpoints Business together with all Intellectual Property embodied therein other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(g) all files, invoices, customer lists, records pertaining to customers and end-users (present, past and potential), all supplier lists and records pertaining to suppliers, books of account, files and ledgers, and other records to the extent solely and specifically for the Transferred Assets or the Assumed Liabilities and copies of the Tax books and records (redacted to exclude information not relating to the Transferred Assets or the Assumed Liabilities) relating to the Transferred Assets of the  Assumed Liabilities and not otherwise provided pursuant to this clause (g);

(h) without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation; and

(i) all goodwill of the Watchpoints Business.

2.2    Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements set forth herein, Buyer agrees, effective at the Closing Date, as defined below, to assume, perform and timely pay and discharge only those executory obligations (the “Assumed Liabilities”) arising after the Closing Date under the Transferred Contracts which do not relate to (a) warranties, maintenance, support or service obligations, or (b) indemnification claims relating to (i) any matter that occurred on or prior to the Closing Date, or (ii) any Watchpoints Software or any other Intellectual Property provided, licensed or sold by Sellers.

2.3    Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by Sellers:

(a) all cash, cash equivalents and marketable securities on hand or on deposit with any financial institution;

(b) all prepaid Taxes and other expenses not included on Schedule 2.1(i);

(c) all assets of Sellers of the kinds described in Section 2.1 which are not used in the Watchpoints Business, including, without limitation, those assets listed on Schedule 2.3(c);

(d) all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Excluded Assets or Retained Liabilities; and

(e) all accounts receivable.

2.4   Excluded Liabilities. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any liabilities of Sellers other than the Assumed Liabilities.

2.5   Purchase Price. The aggregate purchase price for the Transferred Assets (the “Purchase Price”) in an amount equal to $3,000,000:  The Purchase Price shall be payable as follows: (a) Buyer shall pay at Closing the sum of $2,500,000 in cash by wire transfer to an account designated by MMS at least one (1) Business Day prior to Closing and (b) Buyer shall cause to be delivered to MMS certificates evidencing the issuance to MMS of a total of 200,000 Shares, within three (3) Business Days of the Closing Date (which for purposes of this Agreement shall be valued at $500,000 in the aggregate or approximately $2.50 per Share).

2.5    Tax Treatment / Allocation of Purchase Price.

 ax Treatment. The parties agree that all amounts paid pursuant to Section 2.5 shall be treated as amounts paid for the Transferred Assets and not characterized in any other manner (except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code as if such provision applies in the relevant jurisdiction).

(b) Purchase Price Allocation.  Buyer and Sellers agree that the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Transferred Assets for federal income tax purposes) shall be allocated among the Transferred Assets (the “Purchase Price Allocation”).  The Purchase Price Allocation shall be made in accordance with the methodology set forth in Schedule 2.6(b).  The parties shall make appropriate adjustments to the allocations in the Purchase Price Allocation schedule to reflect any adjustments to the Purchase Price.  The parties agree that the Purchase Price Allocation complies with Section 1060 and the Treasury Regulations promulgated thereunder.  Each party shall use such Purchase Price Allocation for all purposes.

(c) Tax Filings.  Each of Buyer and MMS shall timely file IRS Form 8594 and all other federal, state, local and foreign Tax Returns in accordance with such Purchase Price Allocation.  Neither Buyer nor MMS nor any of their respective Affiliate or representatives shall take any position on any Tax Return or with any taxing authority that is inconsistent with the Purchase Price Allocation as determined pursuant to Section 2.6(b) or the tax treatment as set forth in Section 2.6.  Buyer and MMS each agree to promptly provide the other party with any additional information required to complete Form 8594.  Buyer and MMS each agree to timely notify the other party, and to timely provide the other party with updates, in the event of an examination, audit or other proceeding regarding the tax treatment of the transactions or the Purchase Price Allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Function(x) to enter into this Agreement and for Buyer to consummate the transactions contemplated herein and except as set forth on the Sellers’ disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Sellers’ Disclosure Schedule”), Sellers jointly and severally represent and warrant to Buyer, as of the date of this Agreement (except if another date is specified in the representation or warranty) as follows:

3.1   Corporate Existence.  MMS is a corporation duly organized and validly existing under the laws of the state of California.  Watchpoints Subsidiary is a corporation duly organized and validly existing under the laws of the State of Nevada.  Each Seller is duly qualified to do business as a corporation and is in good standing in the jurisdictions where the conduct or nature of the business or the ownership, leasing, holding or use of any property or asset related to or used in connection with the business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

3.2   Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated by this Agreement and the Transactions Documents to which a Seller is party are within the corporate powers of each Seller and have been duly authorized by each Shareholder and all other necessary corporate or shareholder action on the part of each Seller.  The capitalization of each Seller is set forth on Schedule 3.2 together with the name of each shareholder of each Seller and the number of shares owned by such shareholder (the shareholders of MMS and Watchpoints Subsidiary are referred to as the “Shareholders”).  This Agreement has been duly and validly executed by each of the Sellers, and each of the Transaction Documents to which a Seller is party will as of the Closing be duly and validly executed by each Seller, and constitute the legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.3    Governmental Authorization.  The execution, delivery and performance by Sellers of this Agreement and the Transaction Documents requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than (a) any actions, consents or approvals otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by Buyer in accordance with Applicable Law; (c) notice filings that are not material to the Watchpoints Business; and (d) approvals or filings required by Governmental Authorities outside of the U.S. to effectuate or record the transfer of any Transferred Assets.

3.4   Non-Contravention.  The execution, delivery and performance by Sellers of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the organizational documents of either Seller, true and correct copies of which have been delivered to Buyer by MMS; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon a Seller, its business or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) contravene, conflict with or constitute a violation or breach of any agreement to which a Seller is a party or by which either Seller has any obligation to third parties pursuant to any Transferred Contracts.

3.5   Ownership and Absence of Liens.  MMS is the sole owner of all of the Transferred Assets, free and clear of any Liens.  To MMS’ Knowledge, no third party has made any claim or assertion challenging MMS’ sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens.  The tangible Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by MMS.

3.6   Sufficiency of the Transferred Assets.  The Transferred Assets include substantially all of the assets of Watchpoints Subsidiary.  Upon consummation of the transactions contemplated by this Agreement (including, without limitation, payment of the Purchase Price), Sellers will have sold, assigned, transferred and conveyed to Buyer the Transferred Assets, free and clear of all Liens.  Except as noted on Schedule 3.6(i), the Transferred Assets comprise all of the assets: (a) necessary for Buyer to conduct the Watchpoints Business and (b) utilized by Sellers in the Watchpoints Business and when used in conjunction with the hardware systems and standard third-party desktop software applications used generally in its operations, all of which are identified on Schedule 3.6(ii), and Open Source Software, all of which is identified on Schedule 3.6(iii) will enable Buyer to conduct the Watchpoints Business in the manner that Sellers have conducted the Watchpoints Business during 2011.  Without limiting the foregoing, the Transferred Assets are all assets (other than personnel) necessary for Buyer to fulfill the obligations under the Transferred Contracts, and are all operating assets of Sellers used in their “Watchpoints” division.

3.7   Litigation. There are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or, to the Knowledge of MMS, governmental investigations (“Proceedings”) that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of MMS, threatened with respect to any Seller that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Proceedings, orders, judgments or decrees against or binding upon any Seller or any of the Transferred Assets, or that would prevent the performance by any Seller of the transactions contemplated by this Agreement.

3.8   Contracts.

(a) MMS have provided Buyer with true, correct and complete copies of all Transferred Contracts.  Except as set forth in Schedule 3.8(a)(i), Sellers do not have any contractual relations with any third party in order to use the Watchpoints IP to the extent necessary to conduct the Watchpoints Business.  Without limiting the generality of the foregoing, Schedule 3.8(a)(ii) lists all licenses and other agreements pursuant to which any third party grants Sellers any rights in or relating to any software, other technology or any Intellectual Property therein or relating thereto that is incorporated into or used in connection with the development, creation, marketing, copying, sale and distribution of any Watchpoints Software or otherwise used or commercialized by Sellers in connection with the Watchpoints Business, other than licenses for commercially available off-the shelf Software (“Software Licenses”), the term of each Software License, whether the Software License is terminable at-will and whether the licensor can materially modify the terms without the consent of Sellers.  Except as set forth on Schedule 3.8(a)(iii), are not obligated to pay any on-going license fees, royalties or any other amount to any other Person in connection with the Software Licenses, the operation of the Watchpoints Business, any license of the Watchpoints IP or any of the transactions contemplated hereunder, and have no liabilities thereunder.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any license fees with respect to any of the Software Licenses. Except as set forth on Schedule 3.8(a)(iv), none of the parties to the Transferred Contracts have received, or have a right to receive, any discounts, special pricing or other benefits in connection with the Watchpoints Business other than those expressly set forth in the Transferred Contract entered into by such party.  Neither Seller nor, to the Knowledge of MMS, any other party to any Software License is in breach or default thereof, and each Software License is fully valid and enforceable in accordance with its terms.

(b) Schedule 3.8(b) sets forth as of the date of this Agreement those leases pertaining to each portion of real property that is leased or used by MMS or its Affiliates in connection with the Watchpoints Business.  MMS owns all right, title and interest in and have good and valid title in all leasehold estates as set forth in Schedule 3.8(b), in each case free and clear of all Liens.

(c) The Transferred Contracts are valid and effective in accordance with their terms, and there is not under any of such Transferred Contracts (i) any existing or claimed default by either Seller or event which, with the notice or lapse in time, or both, would constitute a default by either Seller or (ii) to the Knowledge of MMS, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party.  There is no actual or, to the Knowledge of MMS, threatened termination, cancellation or limitation of any of the Transferred Contracts.  To the Knowledge of MMS, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts.

(d) Schedule 3.8(d)(i) sets forth all of the outstanding training, warranty, maintenance, service or support obligations of Sellers under the Transferred Contracts.  Schedule 3.8(d)(ii) sets forth the marketing support, marketing initiatives and development funds provided to each of parties to the Transferred Contracts during  2010 and 2011.

(e) The Transferred Contracts constitute all Contracts relating to the Watchpoints Business.

(f) The Transferred Contracts, respectively, do not contain provisions relating to any of the following matters:

(i)  any covenant not to compete or confidentiality agreement of either Seller or for the benefit of another Person;

(ii)  any arrangement limiting the freedom of either Seller to conduct the Watchpoints Business in any manner or use the Watchpoints IP in any manner;

(iii)  any agreement restricting transfer or sale by either Seller of Watchpoints IP or the other Transferred Assets; and

(iv)  any rights granted to, or retained by, any Affiliate of a Seller or any shareholder, director, officer or employee of a Seller.

3.9   Permits; No Required Consents.  Schedule 3.9(i) sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits of all Governmental Authorities, necessary for the operation of the Transferred Assets or the Watchpoints Business in substantially the same manner as currently operated by Sellers.  No approvals, authorizations, certificates, consents, licenses, orders, permits or other authorizations of any Governmental Authorities are required to manufacture, use, sell or otherwise exploit the Transferred Assets consistent with the manner in which the Transferred Assets are or have been manufactured, used, sold or otherwise exploited by Sellers.  Schedule 3.9(ii) sets forth the Required Consents that must be obtained prior to the Closing Date.  Except as set forth in Schedules 3.9(i) and 3.9(ii), no consents are required for the sale of the Transferred Assets by Sellers to Buyer.

3.10   Compliance with Applicable Laws.  Sellers are not in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Watchpoints IP or the Watchpoints Business.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.11   Intellectual Property.

(a) Schedule 3.11(a) sets forth an accurate and complete list, as of the date hereof, of (i) all patents, registered copyrights, Marks and applications for any of the foregoing owned, licensed or used in the Watchpoints Business by Sellers; and (ii) all Watchpoints Software.  No other intellectual property rights, privileges, Software Licenses, contracts or other instruments, or evidences of interest are necessary to or used in the conduct of the Watchpoints Business.  The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any Watchpoints IP.

(b) To the Knowledge of MMS, the Sellers have taken all commercially reasonable actions to maintain and protect their rights, in the Watchpoints IP including, without limitation, by maintaining the confidentiality of their related Trade Secrets.  Without limiting the generality of the foregoing, and except as noted on Schedule 3.11(b) or from whom MMS has purchased Watchpoints Software, Sellers have not disclosed to any Person other than Buyer and to MMS’ Knowledge no Person other than Buyer and MMS’ Affiliates have had access to any Source Code with respect to any Watchpoints Software.  Neither Sellers nor any Affiliate thereof nor any other Person other than Buyer shall have any right under any circumstances or conditions to receive access to any such Source Code at any time after the Closing Date.  All Persons (including, without limitation present and former employees of Sellers) who have developed any Watchpoints IP have executed and delivered to a Seller a valid and enforceable agreement providing for an assignment to a Seller with respect to such Person’s rights in any Watchpoints IP.  All Persons who have worked for Sellers, whether as employees or independent contractors, in developing the Watchpoints Business or who had access to Watchpoints IP, also have executed and delivered to a Seller a valid and enforceable agreement providing for the nondisclosure by such Person of any confidential information of Sellers. All of such agreements are listed in Schedule 3.11(b) and copies thereof have been delivered to Buyer.  All such agreements are and will continue to be in effect after the Closing and, to the Knowledge of MMS, there have been no breaches of such agreements or of any of any Sellers’ security measures or unauthorized access to the Watchpoints IP.  At no time during the conception or reduction to practice of any Watchpoints IP was any developer, inventor or other contributor to such Watchpoints IP operating directly or indirectly under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any third Person that could adversely affect the rights of Sellers, and upon the Closing, Buyer to such Watchpoints IP.

(c) To the Knowledge of MMS, all of the Watchpoints IP is valid, enforceable and subsisting.  Neither Seller has received any notice or claim challenging or questioning the ownership, validity or enforceability of any Watchpoints IP.

(d) Except for nonexclusive licenses granted by Sellers in the Ordinary Course of Business to its customers in substance identical to one of the forms of customer license set forth on Schedule 3.11(d), neither MMS nor any Affiliate thereof has granted or purported to grant to any Person (other than Buyer) any license or other right or interest under or with respect to the Watchpoints Software or any Watchpoints IP.

(e) To the Knowledge of MMS, neither the Watchpoints IP nor the conduct by Sellers of the Watchpoints Business infringes, misappropriates or dilutes any Intellectual Property of any third Person.  Sellers have not received any notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or has occurred (including, without limitation, offers to license), nor, to MMS’ Knowledge, is there any basis therefor.  To MMS’ Knowledge, no third party is misappropriating, infringing or diluting any Watchpoints IP.

(f) Except as set forth on Schedule 3.11(f), no Open Source Software has been incorporated into or used or distributed with any of the Watchpoints Software or otherwise used by Sellers in any respect in or in connection with the Watchpoints Software, in a manner that requires any publishing of Watchpoints Software source code.  None of the Watchpoints Software is covered by or subject to any Open Source License that requires that source code to be published or made freely available.  Sellers have not created any derivative work based upon any Open Source Software that is used by Sellers in connection with the Watchpoints Business in a manner that requires that those derivative works be published or made feely available.  None of the Watchpoints IP itself is Open Source Software.

(g) The Watchpoints Software substantially conforms to the specifications set forth on Schedule 3.11(g)(i).  The Watchpoints Software includes no bugs, errors or specification nonconformities that would, or could be reasonably expected to, give rise to a Material Adverse Effect.  A list of all bugs, errors or specification nonconformities related to Watchpoints Software known to Sellers is set forth on Schedule 3.11(g)(ii).  Schedule 3.11(g)(iii) sets forth all reported problems, bug reports, technical support incidents and warranty claims made with respect to the Watchpoints Business during 2010 and 2011.  Schedule 3.11(g)(iv) set forth all of Sellers’ patches, bug fixes, updates and software releases (including new product releases) with respect to the Watchpoints Business during 2010 and 2011.

(h) MMS has provided the Buyer complete and accurate copies of all Intellectual Property Embodiments and Documentation, except for Source Code, which has been available for inspection before Closing, but will be delivered only at Closing.

(i) Except for the items of third-party software specifically identified in Schedule 3.11(i), (i) MMS owns all right, title and interest in and to the Watchpoints Software and all Intellectual Property therein or relating thereto and (ii) the Watchpoints Software was written in its entirety by either employees or third party contractors acting within the course and scope of their employment or contracts.  Accordingly, MMS is deemed to be the author,  for purposes of the United States Copyright Act, 17 U.S.C. § 101, et. seq. of those portions of the Watchpoints Software that was written by its employees, and assignees of the copyrights to works of which contractors were the author.

(j) Schedule 3.11(j) contains a complete list and description of all products (other than the Watchpoints Software) used by or on behalf of Sellers to develop the Watchpoints Software (“MMS’ Tools”) specifying to each item, as applicable: (i) the nature and purpose of the item, including the title, (ii) the owner of the item, and (iii) if Sellers are not the owner thereof, the title of the licenses or other Contracts or arrangements pursuant to which Sellers have or had the right to use MMS’ Tools.

(k) In connection with the Watchpoints Business to MMS’ Knowledge, the activities of Sellers’ current and past employees, officers, directors and contractors in connection with their employment or contractual or other relationship with Sellers did not and do not violate any agreements or arrangements that any such employees or consultants had or have with any former employer or any other Person.  No litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging either Seller with infringement or unauthorized or unlawful use of any Watchpoints IP is pending, or to MMS’ Knowledge, threatened; nor, to MMS’ Knowledge, is there any reasonable basis for any such litigation or proceeding.

(l) Each present or past employee, officer, director, consultant or any other Person who authored, conceived, created, developed or reduced to practice any part of any Watchpoints IP, either: (i) is a party to a Contract that conveys or obligates such Person to convey to either Seller any and all right, title and interest in and to all such Watchpoints IP authored, conceived, created, developed or reduced to practice by such Person, (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of either Seller is a party to a “work made for hire” Contract pursuant to which such Seller is deemed as a matter of Law to be the original owner/author of all proprietary rights in such material, or (iii) otherwise has by operation of Law vested in such Seller any and all right, title and interest in and to all such Watchpoints IP authored, conceived, created, developed or reduced to practice by such Person.  To Sellers’ Knowledge, at no time during the conception or reduction to practice of any Watchpoints IP was any developer, inventor or other contributor to such Watchpoints IP operating directly or indirectly under any grants from any governmental authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any Person that could adversely affect the rights of Sellers, and upon the Closing, Buyer to such Watchpoints IP.

(m) Sellers have not given any party an indemnity in connection with the Transferred Assets.

3.12   Advisory Fees.  There is no broker, finder, agent or other intermediary who has been retained by or is authorized to act on behalf of any Seller or its Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents. For the avoidance of doubt, no employee, officer or director of MMS is considered to be a broker, finder, agent or other intermediary of MMS, even if they are acting as a finder for, or are planning to become employees of, Function(x).  Sellers consent to Buehler acting as a finder for Function(x) and receiving a finder’s fee from Function(x) as described in Section 4.7.

3.13   Foreign Corrupt Practices Act.  Neither Seller nor any person acting on their behalf has used corporate or other funds for unlawful contributions, payments, or gifts in violation of the U.S. Foreign Corrupt Practices Act.

3.14   Taxes. Sellers have timely paid all Taxes with respect to the Watchpoints Business when the same have become due.  Sellers have complied with all Applicable Laws relating to the withholding and collection of Tax with respect to the Watchpoints Business, and have timely reported such amounts and paid them over to the applicable taxing authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to the Watchpoints Business and, to the Knowledge of MMS, no such claim, audit, examination or proceeding is threatened.  Sellers have timely filed all Tax Returns with respect to the Watchpoints Business required to be filed and all such Tax Returns have been true, correct, and complete in all material respects.  Sellers have complied  in all material respects with all Applicable Laws with respect to the Watchpoints Business with respect to record retention.  There are no liens for Taxes (other than liens for current Taxes not yet due and payable ) on the Transferred Assets.  There is no action in respect of Taxes pending, or, to MMS’ Knowledge, threatened, that would result in such a lien.

3.15   Financial Statements.  Attached hereto as Schedule 3.15 are copies of the Financial Statements.  The Financial Statements are complete and correct in all material respects, have been prepared in accordance with MMS’ books and records and in conformity with the practices consistently applied by MMS without modification of the accounting principles used in the preparation thereof, and present fairly the financial position, expenses and cash flows of Sellers with respect to the Watchpoints Business as at the dates and for the periods indicated, and that neither Seller has received any revenue from the operation of the Watchpoints Business. Each Seller (i) will be able to pay its obligations as they become due in the Ordinary Course of Business and (ii) is not now insolvent, nor will it be rendered insolvent.  No bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law has been commenced with respect to either Seller.

3.16   Absence of Liabilities, Changes and Events.  Since July 1, 2011, neither Seller has (a) incurred any debts, liabilities, claims against or obligations, and to MMS’ Knowledge, there is no reasonable legal basis therefor, that may adversely affect Sellers’ ability to perform its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by Buyer in the manner currently used by Sellers, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset of Sellers used in the operation of the Watchpoints Business other than in the Ordinary Course of Business; (c) modified or terminated any Software License; (d) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Sellers who primarily perform services with respect to the Watchpoints Business; (e) agreed to take any action described in (a) through (d) above, or (f) had a Material Adverse Effect or to MMS’ Knowledge, has there been any occurrence or event that could reasonably be expected to have a Material Adverse Effect.

3.17   Operation of the Watchpoints Business.  Sellers and their Affiliates have conducted the Watchpoints Business, including ownership and use of the Transferred Assets, only through MMS and not through any other divisions or any direct or indirect subsidiary or Affiliate of MMS.  Since June 1, 2010, MMS has operated the Watchpoints Business in the Ordinary Course of Business.  Schedule 3.17 contains a list of all prospective customers, including contact information, contacted by Sellers with respect to the Watchpoints Business together with all maintenance, support or service agreements entered into or renewed by Sellers with respect to the Watchpoints Business.

3.18   Employment and Labor Matters.  Schedule 3.18 lists all employees of Sellers who primarily perform services with respect to the Watchpoints Business (the “Designated Employees”).  Sellers have complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.  With respect to the Designated Employees:

(i)  except for routine government inquiries, examinations and inspections which Sellers have no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of Sellers pending, nor have Sellers been expressly notified of any such matter being threatened, before any federal, state or local agency or court and, to the Knowledge of MMS, no basis for any such matter exists;

(ii)  no Seller is a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(iii)  no Seller has experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees;

(iv)  none of such employees have filed any complaints against any Seller or any officers or employees of any Seller, initiated any Proceedings against any Seller or been the subject to any disciplinary actions by any Seller;

(v)  Seller will not incur any Liability to any such employee or violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement; and

(vi)  Sellers have valid written documentation that each such employee is a U.S. resident or is authorized to work in the U.S. and has delivered such documentation to Buyer.

3.19   Employee Benefit Matters.

  (a) A true, correct and complete list of the names, titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.19.  To MMS’ Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with Sellers prior to the Closing Date or will not commence employment with Buyer as of the Closing Date, (ii) none of the Designated Employees or former employees of Sellers have violated any confidentiality agreement or covenant not to compete and (iii) none of the Designated Employees have violated (A) any material Applicable Laws in the course of their employment with the Sellers, or (B) any material Sellers’ policies, in each case excepting such violations as would not be expected to have a Material Adverse Effect.  All former or current employees (whether or not Designated Employees) which have or had information or access to information regarding the Transferred Assets have entered into a customary confidentiality and covenant not to compete agreement with Sellers which are and will continue to be in effect after the Closing.

  (b) The Designated Employees receive benefits or are eligible under only the employee pension benefit plans, as defined in Section 3(2) of ERISA, as are listed in Schedule 3.19 (the “Pension Plans”).  MMS has not maintained or contributed within the last six (6) years to any other employee pension benefit plan, as defined in Section 3(2) of ERISA, which was subject to Title IV of ERISA.

  (c) The Designated Employees receive benefits or are eligible under only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans) as are listed on Schedule 3.19 (the “Welfare Plans”).

  (d) The Designated Employees receive benefits or are eligible under only unwritten incentive compensation, material fringe benefit, material payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements (other than those terminable at will without severance) and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors as are listed in Schedule 3.19 (the “Compensation Programs”).

  (e) Each Pension Plan and Welfare Plan has been operated and administered in substantial compliance with ERISA and the Code; each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS or the Pension Plan is a prototype plan for which the prototype sponsor has obtained a favorable IRS opinion letter (and to MMS’ Knowledge no event has occurred between the date of the last such determination and the Closing Date that would reasonably be expected to cause the Internal Revenue Service to revoke such determination).

  (f) All amounts required to be paid by MMS with respect to any Designated Employee under each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have or will be paid.

  (g) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any Designated Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.20   Insurance.  With respect to the Watchpoints Business, Sellers maintain insurance policies that are customary and adequate, including, without limitation, general liability employer’s liability, business liability and errors and omissions policies.  All such insurance policies are listed on Schedule 3.20 and are in full force and effect and enforceable in accordance with their terms.  All of the Transferred Assets and the use of the Transferred Assets of an insurable nature are insured by Sellers in such amounts and against such losses or risks as is customary and usual, as required by Applicable Law and as required by Contract.

3.21   Securities Law Matters. The offer and sale of the Shares to MMS is being made as a private placement pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, and is not being registered under the Securities Act.  Sellers hereby acknowledge that the Shares have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. MMS is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and will acquire the Shares for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. MMS has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Shares, is purchasing the Shares with a full understanding of all of the terms, conditions and risks thereof, and at the Closing will bear and have the ability to bear the economic risk of this investment for an indefinite period of time. MMS understands and agrees to the terms and conditions under which the Shares are being offered.

3.22   Legends. MMS acknowledges that, to the extent applicable, each certificate evidencing the Shares shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO FUNCTION (X), INC., OR ITS SUCCESSOR, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SELLER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”

3.23   Restricted Securities.  MMS acknowledges that the Shares are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.24   Access to Information. Sellers acknowledge that they have been afforded an opportunity to request and to review all information considered by them to be necessary to make an investment decision with respect to the Shares.  Sellers have received and reviewed information about Function(x) and has had an opportunity to discuss Function(x)’s business, management and financial affairs with its management.

3.25    Reliance Upon Representations. MMS understands and acknowledges that: (a) the Shares have not been registered under the Securities Act; (b) the representations and warranties contained in Sections 3.21-3.26 are being relied upon by Function(x) as a basis for exemption of the sale of the Shares under the Securities Act; (c) the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Shares or any recommendation or endorsement thereof.  If any of the representations made by a Seller in connection with MMS’ purchase of Shares are no longer accurate prior to Closing, Sellers will promptly notify Function(x).

3.26   Exculpation. Sellers acknowledge that none of them is relying upon any person, firm or corporation, including, without limitation, Function(x), in making its investment or decision to invest in Buyer, other than the representations and warranties of Function(x) contained in this Agreement.

3.27   Affiliates.  Other than the Shareholders, Sellers are not controlled by any Person and Sellers are not in control of any other Person, other than Watchpoints Subsidiary.  Schedule 3.27 lists each Transferred Contract to which Sellers and any Shareholder or any of their Related Persons is a party.  None of the Shareholders or any of their Related Persons own, directly or indirectly, or otherwise has an interest in whole or in part, any tangible or intangible property (including the Watchpoints IP) that any Seller uses or the use of which is necessary for the conduct of the Watchpoints Business or the ownership or operation of the Transferred Assets.

3.28   No Other Representations and Warranties.  Except as expressly set forth in this Article 3, Sellers do not make any representation or warranty, express or implied, at law or in equity, with respect to Sellers, their Affiliates, their businesses or financial condition or any of their assets, liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF FUNCTION(X) and BUYER

As an inducement to Sellers to enter into this Agreement and for Sellers to consummate the transactions contemplated herein, Function(x) and Buyer represent and warrant to Sellers, as of the date of this Agreement (except if another date is specified in the representation or warranty) as follows:

4.1   Corporate Existence and Power.  Function(x) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power to enter into this Agreement and consummate the transactions contemplated this Agreement and the Transaction Documents.

4.2   Authorization. The execution, delivery and performance by Function(x) of this Agreement and the consummation by Function(x) or Buyer of the transactions contemplated by this Agreement and the Transaction Documents are within the corporate powers of Function(x) or Buyer and have been duly authorized by all necessary corporate or member action on the part of Function(x) or Buyer.  This Agreement has been duly and validly executed by Function(x) and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of Function(x) or Buyer, enforceable against such party in accordance with its terms, subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.3   No Registration Required. Subject to the accuracy of the representations and warranties set forth in Article 3, it is not necessary in connection with the offer, sale and delivery of the Shares to MMS in the manner contemplated by this Agreement to register the Shares under the Securities Act.

4.4   The Shares.  Shares have been duly and validly authorized by all necessary corporate action on the part of Function(x) and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable.

4.5   Governmental Authorization, Other Consents.  The execution, delivery and performance by Function(x) or Buyer of this Agreement and the Transaction Documents requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that Buyer shall make in accordance with Applicable Law.

4.6   Litigation.  There are no Proceedings that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Buyer, threatened with respect to Function(x) or Buyer that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Proceedings, orders, judgments or decrees against or binding upon Buyer that could reasonably be expected to prevent the performance by Buyer of the transactions contemplated by this Agreement.

4.7   Advisory Fees. Function(x) will be paying a finder’s fee to Buehler if the transactions contemplated hereunder close.  Except for the foregoing, there is no broker, finder, agent or other intermediary that has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents.

4.8   Non-Contravention.  The execution, delivery and performance by Function(x) and Buyer of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the organizational documents of Function(x) or Buyer, true and correct copies of which have been delivered to Sellers by Function(x); (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon Function(x) or Buyer; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which a Function(x) or Buyer is a party.

4.9   Financing. The funds available to Function(x) are, as of the date hereof, and will be as of the Closing Date, sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents and deliver the Purchase Price at Closing.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Function(x) or Buyer to consummate the transactions contemplated hereby that they have sufficient funds for payment of the Purchase Price.

4.10   No Other Representations and Warranties.  Except as expressly set forth in this Article 4, neither Function(x) nor Buyer make any representation or warranty, express or implied, at law or in equity, with respect to Function(x), Buyer, their Affiliates, their businesses or financial condition or any of their assets, liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1   Further Assurances.  The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement.  In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by Buyer, Sellers will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Buyer all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.2   Certain Filings. Without limiting the generality of Section 5.1, the parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Watchpoints IP is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.3   Public Announcements; Confidentiality.

  (a) The parties agree that prior to issuing any other press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, each party shall so advise the other party hereto, and the parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that Function(x) may file a Form 8-K or any other securities filings under Applicable Law.  Notwithstanding the foregoing, the parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors.

  (b) “Confidential Information” means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Watchpoints Business and includes without limitation the Watchpoints Software, the Watchpoints IP, the Intellectual Property Embodiments and Documentation, the Equipment Embodiments and Documentation and all other confidential information relating to the Watchpoints Business, but excludes (i)  information Buyer discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.3(b), (ii) information that is or becomes known to any member of the public or are or enter the public domain, other than by Sellers’ fault, (iii) information rightfully disclosed to Sellers by a third party that is legally free to disclose such matters; and (iv) information developed by Sellers, alone or with others, that does not materially utilize the Confidential Information.  Except as otherwise required by law, from and after the Closing Date, Sellers shall not, without the prior written consent of Buyer, disclose to any other Person or use (whether for the account of Sellers or any other party) any Confidential Information or any proprietary work product of Buyer, any client of Buyer or its Affiliates; provided, however that Sellers may disclose to their shareholders, accountants, attorneys, lenders and potential investors Tax and financial information relating to its ownership and operation of the Watchpoints Business.  In the event that any Seller believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Seller shall give timely written notice to Buyer so that Buyer and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief.  Seller shall cooperate fully in any such action by Buyer and its Affiliates.

5.4   Specific Performance.  The parties hereto recognize and agree that money damages would not be an adequate remedy for a breach by Buyer or any Seller of Sections 5.1, 5.2, 5.3, 5.8 and 5.9 and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom.  Accordingly, if there should be a breach or threatened breach by Buyer or any Seller of Sections 5.1, 5.2, 5.3, 5.8 or 5.9 of this Agreement, the non-breaching party shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damages.  Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or Sellers may otherwise have under Applicable Law.

5.5   Offer of Employment.  Sellers shall cooperate with Buyer and seek to obtain on behalf of Function(x) or Buyer the acceptance of an offer of employment by Buehler and any Designated Employees that Function(x) or Buyer may hereafter elect to employ, and Sellers consent to Function(x) or Buyer communicating directly with Buehler and such Designated Employees about offers of employment.  Except for obligations to MMS, to the Knowledge of MMS, Buehler is not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interests of Buyer, (b) conflicts or may conflict with the business or operations of Buyer, or (c) restricts or may restrict the use or disclosure of any information that may be useful to Buyer.  Without regard to whether Buyer employs Buehler or the Designated Employees, Sellers shall be solely responsible for all outstanding payments due to Buehler and the Designated Employees under their existing terms of employment with Sellers (including but not limited to salary, severance obligations, vacation pay or any other payment) through the Closing Date and Sellers acknowledge and agree that Buyer shall not assume or in any fashion be bound by any employment contract between either Seller and Buehler or a Designated Employee.

5.6   Required Consents.  As promptly as practicable after the execution of this Agreement, Sellers shall use commercially reasonable efforts to obtain, at Sellers’ cost and expense, all Required Consents.

5.7   Third Party Notification.  Each party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by Sellers, and on the rights acquired by Buyer, in this transaction.

5.8   Non-Solicitation of Buehler.  Provided that Closing occurs, neither Seller, their Affiliates nor any of their successors or assigns shall, during a period of three (3) years after the Closing Date, directly or indirectly, solicit to hire (other than a solicitation by general advertisement), hire, divert, entice away (or in any manner persuade or attempt to do any of the foregoing whether as an employee, consultant, or in any other capacity), Buehler.

5.9    Non-Competition.  (a) For a period of three (3) years from and after the Closing Date, neither Sellers, their Affiliates nor their successors or assigns shall, directly or indirectly, (i) solicit, induce or cause any Person with whom any of Sellers had a business relationship with respect to the Watchpoints Business to reduce or terminate such Person’s business relationship with Function(x), Buyer or their successors or assigns; and no Seller shall, directly or indirectly, approach any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 5.9 shall not apply to the ownership of not more than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

  (b) Sellers and Buyer acknowledge that as a result of the transactions provided herein, Buyer will acquire 100% of the Watchpoints Business division, substantially all of the assets of Watchpoints Subsidiary and the goodwill of the Watchpoints Business and Watchpoints Subsidiary, and therefore, for all purposes of this Section 5.9, each Seller will constitute an “owner of a business entity selling or otherwise disposing of all of his or her ownership interest” in a business entity, as contemplated under Section 16601 of the California Business and Professions Code.  Sellers and Buyer further acknowledge that such acquisition of the goodwill of the Watchpoints Business is an essential component of the transactions contemplated hereby, and believe that the goodwill of Sellers and of the Watchpoints Business is a valuable asset and an essential inducement to Buyer to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement.  Each Seller acknowledges that it could substantially dilute the value of such goodwill by violating any of the provisions of Section 5.9.  In order to induce Function(x) to enter into this Agreement and as a condition precedent to the consummation of the transactions contemplated by this Agreement, each Seller agrees, insofar as it acts in its capacity as a selling equity holder, or a controlling person thereof, and not as an employee, a manager, a member of a management board or a consultant, to accept and be bound by the restrictions as set forth in Section 5.9(a).  In addition, each Seller acknowledges and agrees that the provisions of Section 5.9(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of the Buyer, which is paying substantial consideration and other benefits to the Sellers in consideration for the covenants of Sellers hereunder.  Each Seller also acknowledges and agrees that the reference to the California Business and Professions Code contained herein does not limit or modify the agreement of the parties set forth in Section 11.5 that this Agreement (including the provisions of this Section 5.9) is governed by New York law and not the law of any other State.

  (c) If any provision contained in any of Section 5.9(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the parties that the provisions of Section 5.9(a) shall be enforceable to the maximum extent permitted by Applicable Law.

  (d) Each Seller acknowledges and agrees that any breach or threatened breach of the covenants or other provisions contained in Section 5.9(a) may cause Buyer material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Buyer shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

5.10   Preparation of and Assistance with Financial Statements.  From and after the date hereof, Sellers shall use commercially reasonable efforts to (i) provide Function(x) with such information concerning Sellers and the Watchpoints Business, (ii) provide Function(x) with reasonable access, during normal business hours and in a manner as not to interfere with the normal business operations of Sellers, to Seller’s accounting personnel and independent auditors (and cause such persons to reasonably assist Function(x) with Seller’s preparation of pro forma financial statements as required by Article 11 of Regulation S-X or other financial statements) and (iii) as may be required by the independent auditors, deliver representation letters, or cause their legal counsel to deliver audit response letters, to such independent auditors, in each case, as Function(x) may reasonably require in connection with Function(x)’s preparation and filing with the Securities and Exchange Commission (“SEC”) of its periodic reports on Forms 10-K and 10-Q, any Current Report on form 8-K (including the financial statements required by Rule 3-05 and Article 11 of Regulation S-X in respect of the Watchpoints Business) and any registration statement, in each case as may be amended.  In the event that the SEC makes any review or inquiry to Function(x) with respect to financial information of the Watchpoints Business, including any such inquiry regarding such financial statements, as promptly as practicable after being notified by Function(x) of such review or inquiry, Sellers will provide such reasonable cooperation and assistance as may be required by Function(x) in responding to such review or inquiry.  Buyer will reimburse the reasonable out-of-pocket expenses to third parties incurred by Sellers from and after the Closing to the extent Buyer requests further compliance with this Section 5.10.

5.11   Business Examinations and Physical Investigations of Transferred Assets.  Prior to the Closing Buyer shall be entitled, through its employees and representatives, including, without limitation, its auditors, and consultants and advisors, to make such investigations and examinations of the Watchpoints Business, the Transferred Assets, the books and records of Sellers and the affairs and financial condition of Sellers as Buyer may request for the purpose of familiarizing Buyer with the Watchpoints Business.  In order that Buyer may have the full opportunity to do so, Sellers shall furnish Buyer and its representatives during such period with all information concerning the Watchpoints Business, the Transferred Assets and the affairs and financial condition of Seller as Buyer or such representatives may request and cause Sellers’ officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Buyer and such representatives and to make full disclosure of all information and documents requested by Buyer and/or such representatives.  Buyer acknowledges and agrees that any information disclosed by Sellers pursuant to this Section 5.11 will be deemed Confidential Information of Sellers under the Bilateral Non-Disclosure Agreement dated as of July 26, 2011 between Function(x) and MMS.

5.12   Watchpoints Name.  MMS and Watchpoints Subsidiary shall cause Watchpoints Subsidiary to change its corporate name as soon as practicable following the Closing, but in any event within seven (7) days of the Closing Date, to a name which does not include “Watchpoints” or any derivative thereof.  Except as provided in the preceding sentence, from and after the Closing, neither Seller nor any of their Affiliates shall use the name “Watchpoints” for any purposes, including without limitation, in conducting business operations, as part of a corporate name, as a Mark, as part of a website, internet domain name, URL or webpage, or otherwise.

5.13   Required Consents.  Sellers shall use commercially reasonable efforts to obtain all Required Consents for all Transferred Contracts as promptly as practicable after the date hereof and shall cooperate with Buyer in connection with the foregoing.  If Schedule 2.1(c) reflects that a Contract is still under review, or if a Required Consent is not obtained prior to the Closing and Buyer elects to waive the condition that such Required Consent be obtained prior to Closing, (a) Sellers shall continue to use commercially reasonable efforts to obtain such Required Consent as promptly as practicable after the Closing Date, (b) MMS shall continue to maintain in effect the lease for its Santa Monica office, and shall permit Buehler to continue to use his existing office in Santa Monica, California on behalf of Buyer at no charge, until the Required Consent relating thereto is obtained or Buyer notifies Seller that it has elected not to accept such Transferred Contract, (c) until such time as Required Consents are obtained for any other Transferred Contract for which a Required Consent is necessary, Sellers shall, without any cost to Buyer, provide Buyer with all benefits of Sellers under such Transferred Contracts, (d) Buyer may at any time elect not to accept an assignment of a Transferred Contract for which a Required Consent has not been obtained or if Schedule 2.1(c) reflects that a Contract is still under review, in which event Buyer shall have no obligations thereunder and such Transferred Contract shall instead be part of the Excluded Assets, and (e) at such time as such Required Consents are obtained after the Closing or Buyer elects to accept a Transferred Contract which was still under review, Sellers shall, within three days of request by Buyer, deliver to Buyer an executed assignment and assumption agreement with respect to such Transferred Contract.

ARTICLE 6
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

6.1   Representations, Warranties and Covenants.  Sellers’ representations and warranties not qualified by materiality contained in this Agreement will be accurate and true in all material respects and Sellers’ representations and warranties qualified by materiality contained in this Agreement will be accurate and true in all respects, and such representations and warranties will be accurate in all material respects, if unqualified by materiality, or in all respects, if qualified by materiality, on and as of the Closing as though such representations and warranties were made as of the Closing.  Sellers shall have performed all of their obligations and complied with all of their covenants that they are required to perform or to comply with pursuant to this Agreement at or prior to the Closing in all material respects prior to or as of the Closing Date.  Sellers shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated as of the Closing Date and executed by each of their chief executive officers to all such effect.

6.2   Required Consents.  All Required Consents shall have been obtained other than those Required Consents which are to be obtained after Closing.

6.3   No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

6.4   Transaction Documents.  Sellers shall have executed and delivered to Buyer the Assignment and Assumption Agreement and all other Transaction Documents to which a Seller is a party.

6.5   Secretary’s Certificate.  Buyer shall have received from Sellers a certificate, dated as of the Closing Date, executed by the Secretary of each Seller, certifying the incumbency of the respective Sellers’ officers who are executing the Transaction Documents and any certificates, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents.

6.6   Employment Agreement.  Function(x) shall have reached agreement with Buehler to accept employment pursuant to the Employment Agreement, and Buehler shall have executed and delivered to Function(x) the Employment Agreement.  Employment would only commence after Closing.

6.7   Shareholder Documents.  Each Shareholder shall have executed and delivered to Buyer a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in the form attached as Exhibit B (collectively, the “Non-Competition Agreements”) and each of Otto Legerer and Buehler shall have executed and delivered to Buyer a Guaranty Agreement in the form attached as Exhibit C.

6.8   Registration Rights Agreement.  MMS shall have executed  and delivered to Buyer a Registration Rights Agreement in the form attached as Exhibit D (the “Registration Rights Agreement”).

6.9   No Material Adverse Effect.  No Material Adverse Effect shall have occurred.

ARTICLE 7
CONDITIONS TO SELLERS’ OBLIGATIONS

The obligations of Sellers under this Agreement shall, at MMS’ option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

7.1   Representations, Warranties and Covenants.  Function(x)’s and Buyer’s representations and warranties not qualified by materiality contained in this Agreement will be accurate and true in all material respects and Function(x)’s and Buyer’s representations and warranties qualified by materiality contained in this Agreement will be accurate and true in all respects, and such representations and warranties will be accurate in all material respects, if unqualified by materiality, or in all respects, if qualified by materiality, on and as of the Closing as though such representations and warranties were made as of the Closing.  Function(x) and Buyer shall have performed all of their obligations and complied with all of their covenants that they are required to perform or to comply with pursuant to this Agreement at or prior to the Closing in all material respects prior to or as of the Closing Date.  Function(x) and Buyer shall have delivered to Sellers a certificate in form and substance satisfactory to Sellers dated as of the Closing Date and executed by an authorized officer to all such effect.

7.2   No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

7.3   Other Transaction Documents.  Function(x) and Buyer shall have executed and delivered to Sellers the Assignment and Assumption Agreement and all other Transaction Documents to which either of them is a party.

7.4   Secretary’s Certificate.  Sellers shall have received from Function(x) and Buyer a certificate, dated as of the Closing Date, executed by the Secretary of each of them, certifying the incumbency of their respective officers who are executing the Transaction Documents and any certificates, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents.

7.5   Shareholder Documents.  Buyer shall have executed and delivered to the Shareholders their respective Non-Competition Agreements.

7.6   Registration Rights Agreement.  Function(x) shall have executed  and delivered to MMS the Registration Rights Agreement

ARTICLE 8
CLOSING

8.1   Closing Date.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at such place or in such other manner (e.g., by electronic delivery of signature pages with originals to follow by overnight delivery) as the parties may agree at 10:00 a.m. on the later to occur (the “Closing Date”) of September __, 2011 or three (3) Business Days after all conditions to Closing have been satisfied or waived or at such other time or date as agreed to in writing by the parties hereto.  Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business on the Closing Date.

8.2   Closing Deliveries.

  (a) At the Closing, Buyer shall pay the Purchase Price in accordance with this Agreement and shall deliver to MMS:

(i)  Transaction Documents duly executed by Function(x) and Buyer, as applicable, as described in Section 7.3.

(ii)  A certificate, in form and substance reasonably satisfactory to MMS, signed by an authorized officer of Buyer certifying the matters described in Section 7.1.

(iii)  A certificate, in form and substance reasonably satisfactory to MMS, signed by the Secretary of Function(x) and Buyer (A) certifying the matters described in Section 7.4, and (B) certifying and attaching a recent good standing certificate regarding Function(x) and Buyer from the office of the Secretary of State of the State of Delaware (and, if the Buyer is not organized in Delaware, its state of organization).

    (b) At the Closing, Sellers shall deliver to Buyer:

(i)  The Transferred Assets, including without limitation, copies of all books, records, files, and documents of Sellers relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Watchpoints Business, and without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation, with all electronic media to be delivered fully functioning; provided that delivery of all Software which is included in the Transferred Assets shall be made solely by Buyer electronically accessing an online site designated by Sellers, and shall not be accomplished by delivery of any physical tangible property; and provided, further, that if Buyer waives the closing condition that a Required Consent be obtained for any Transferred Contract, such Transferred Contract shall not be assigned to Buyer at the Closing, but shall instead be assigned at such time as the Required Consent is obtained.

(ii)  Transaction Documents duly executed by Sellers as described in Section 6.4.

(iii)  A certificate, in form and substance reasonably satisfactory to Buyer, signed by the Chief Executive Officer of Sellers the matters described in Section 6.1.

(iv)  A certificate, in form and substance reasonably satisfactory to Buyer, signed by the Secretary of Sellers (A) certifying the matters described in Section 6.5, and (B) certifying and attaching a recent good standing certificate regarding MMS from the office of the Secretary of State of the State of California.

(v)  The Required Consents.

    (c) At or prior to the Closing, Function(x) and Buehler shall execute and deliver the Employment Agreement.

ARTICLE 9
INDEMNIFICATION

9.1   Sellers’ Agreement to Indemnify.  Sellers shall jointly and severally indemnify and hold harmless Buyer and its Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) in respect of any and all Damages reasonably incurred by any Buyer Indemnitee in connection with, or resulting from, any or all of the following:

  (a) Any breach of any representation or warranty made by any Seller in this Agreement or the Transaction Documents;

  (b) Any breach in the performance of any covenant, agreement or obligation of any Seller contained in this Agreement or the Transaction Documents;

  (c) Any Liabilities of Sellers or their Affiliates, other than the Assumed Liabilities;

  (d) Any Transfer or Sales Taxes in connection with the transactions contemplated hereunder;

  (e) Any Tax for which either Seller  is or maybe liable; and

  (f) Product liability claims in connection with products or services sold or licensed by either Seller prior to the Closing.

9.2   Buyer’s Agreement to Indemnify.  Buyer and Function(x) shall jointly and severally indemnify and hold harmless Sellers and their Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “MMS Indemnitees”) in respect of any and all Damages reasonably incurred by any MMS Indemnitee to the extent caused by any or all of the following:

  (a) Any breach of any representation or warranty made by Buyer or Function(x) in this Agreement or the Transaction Documents;

  (b) Any breach in the performance of any covenant, agreement or obligation of Buyer or Function(x) contained in this Agreement or the Transaction Documents; and

  (c) Any Assumed Liabilities.

9.3   Limitations on Duties to Indemnify.  Except for their duty to indemnify the other party for claims of fraud or intentional misrepresentation of material facts, the parties’ respective indemnification obligations for a breach of a representation or warranty (other than the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.12, 3.13, 3.14, 3.21, 4.1, 4.2, 4.4 and 4.7 and the first two sentences of Section 3.6) shall be subject to each of the following limitations:

  (a) An Indemnifying Party has no obligation to indemnify any Indemnitee (i) unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding $50,000 (the “Threshold Amount”), whereupon the amount of all such Losses (above and below the Threshold Amount), and all subsequent Damages, shall become due and payable; or (ii) if and to the extent such indemnification would cause the aggregate indemnification by such Indemnifying Party under this Article 9 to all Indemnitees to exceed $2,500,000.

  (b) Seller may cure any breach of the representations and warranties set forth in Section 3.6 Transferred Assets by delivering to Buyer those assets, properties and rights that would make such representations and warranties true.

9.4   Survival of Representations, Warranties and Covenants.

  (a) All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Buyer Indemnitee or MMS Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and shall expire 18 months following the Closing Date, except that:

(i)   the covenants, agreements or obligations of Sellers or Buyer which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of Sellers or Buyer in Sections 9.1, 9.2 and 9.4; and

(ii)   the representations, warranties, covenants, agreements and obligations set forth in Sections 2.6, 3.1, 3.2, 3.5, 3.12, 3.13, 3.14, 3.21, 4.1, 4.2, 4.4 and 4.7, and the first two sentences of Section 3.6, of this Agreement, and all claims of any MMS Indemnitee or Buyer Indemnitee in respect of any breach of any such representation, warranty, covenant, agreement or obligation, shall survive the Closing Date and shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

  (b) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

  (c) Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

9.5   Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Sections 9.4(a) or (b), shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim.  Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such claim.  The Indemnifying Party shall have 20 calendar days following its receipt of such notice either (y) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection.  If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6   Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Proceeding, to the extent that the claim or Proceeding relates only to monetary damages and not the Transferred Assets or the ability to exploit the Transferred Assets provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, to the extent that the settlement requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of Indemnitee and includes no admission of guilt or liability.  Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee, (which consent shall not be unreasonably withheld).  If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense.  Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 9.6.  If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate at the cost of the Indemnifying Party.

9.7   Nature of Payments.  Except for payments pursuant to the parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall be treated for tax purposes as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.8   Exclusive Remedy.  After the Closing, and except for claims of fraud or intentional misrepresentation and except for the specific performance of covenants, where appropriate under Applicable Law, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or Transaction Document.

9.9    Property Taxes.  All property taxes and similar ad valorem taxes (“Property Taxes”) levied with respect to the Transferred Assets for any period commencing before and ending after the Closing Date (“Straddle Period”) shall be apportioned between Buyer and MMS based on the number of days of such Straddle Period included in the portion of the period ending on the closing date (“Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  MMS shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Purchaser or MMS, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.7 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.

9.10   Transfer and Sales Tax Returns.  MMS shall timely prepare and file all Transfer and Sales Tax returns and reports relating to the transactions contemplated by this Agreement.  MMS shall be jointly and severally liable for any Transfer and Sales Taxes relating to such transactions.  MMS shall furnish to Buyer a copy of each such tax return promptly after it is filed, together with proof of payment of the Transfer and Sales Tax shown thereon to be due.

ARTICLE 10
TERMINATION

10.1  Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

  (a) By and at the option of Buyer if the Closing shall not have occurred by October 31, 2011; provided that neither Function(x) nor Buyer shall have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

  (b) By and at the option of MMS if the Closing shall not have occurred by October 31, 2011, provided that Sellers shall not have breached in any material respect their obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

  (c) At any time, without liability of any party to the others, upon the mutual written consent of Buyer and Sellers.

  (d) By either Buyer or MMS, if the Sellers, on the one hand, or Function(x) or Buyer, on the other hand, has materially breached any representations, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating party), which breach has not been cured within 30 days following written notice of such breach by the terminating party, and such breach renders the conditions to the terminating party’s obligation to close, set forth in Article 6 or Article 7, as the case may be, incapable of being satisfied.

10.2   Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2 and Article XI which shall survive such termination) and there shall be no liability on the part of Buyer or MMS, except for damages resulting from any breach by Buyer or MMS of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1  Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If to Function(x) or Buyer, to:

Function(x), Inc.
902 Broadway, 11th Floor
New York, New York  10010
Attention:  Mitchell J. Nelson, Esq.
Fax: (212) 750-3034

With a copy to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California  90067
Attention:  Kenneth Kraus, Esq.
Fax:  (310) 282-2200

If to any Seller, to:

Mobile Messaging Solutions (MMS), Inc.
175 Portland Street
Boston, Massachusetts  02114
Attention:
Fax:  (617) 973-4151

With a copy to:

Alan Sege, Esq.
6601 Center Dr W Ste 700
Los Angeles, CA 90045
Fax:  (310) 496-0848

11.2   Amendments; No Waivers.

Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Sellers or in the case of a waiver, by the party against whom the waiver is to be effective.

No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11.4   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.5   Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

11.6   Arbitration, Venue and Jurisdiction.

  (a) Except as otherwise provided in this Agreement, the parties shall promptly submit any disputed matter arising hereunder or any other Transaction Document, including the construction, interpretation, or validity of any provision hereof (including this Section 11.6) or performance thereof, or any other matter relating hereto or thereto arising in connection herewith or therewith or any alleged breach hereof or thereof, whether based upon tort, contract, equity, common law, statute, or otherwise, to arbitration before one arbitrator administered by the American Arbitration Association in New York, New York, in accordance with its Procedures for Large, Complex Commercial Disputes.  Judgment on the arbitration award, which shall not include punitive damages, may be entered in any court having jurisdiction.  This Section 11.6(a) shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction or as otherwise provided in Section 11.6(c).

  (b) Subject to this Section 11.6, the District Court of the United States, for the Southern District of New York, located in New York, New York, shall be the exclusive venue and have jurisdiction with respect to all matters arising from or relating to the subject matter of this Agreement and any Transaction Documents related thereto; provided, however, if such court determines that it does not have competent jurisdiction, the state court of New York state, located in the Borough of Manhattan, New York City, shall be the venue and have jurisdiction.  Each party hereby waives any right each may have to contest personal jurisdiction insofar as any arbitrable matter under this Agreement is concerned, or to assert the doctrine of forum non conveniens, or to object to venue with respect to any suit, action or other proceeding brought in accordance with this Agreement.

  (c) Notwithstanding the provisions of Section 11.6(a), each party shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in any proper court pursuant to Section 5.9 or in the event that such party determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement by the other party.

  (d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 11.6.

11.7    Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties.

11.8   Entire Agreement.  This Agreement, the Bilateral Non-Disclosure Agreement dated as of July 26, 2011 between Function(x) and MMS and the ancillary agreements related thereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.9   Titles and Headings; Construction.  The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.10   Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

11.11    No Third Party Beneficiaries.  Neither this Agreement nor any provision hereof will create any right in favor of or impose any obligation upon any person or entity other than Function(x), Buyer and Sellers, including, without limitation, any direct or indirect equity owner or any officer, director or employee of MMS, Buyer or of any such equity owner, and no recourse will be had against any person or entity other than Sellers, Function(x) or Buyer by virtue of this Agreement.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

FUNCTION (X) INC.
a Delaware corporation

By: __________________________________________
Name:_________________________________________
Title: __________________________________________

MOBILE MESSAGING SOLUTIONS (MMS),
a California corporation

By: ___________________________________________
Name:_________________________________________
Title:__________________________________________

WATCHPOINTS, INC.,
a Nevada corporation

By: ___________________________________________
Name:_________________________________________
Title:__________________________________________

Schedules

Schedule 2.1(a) – Watchpoints IP
Schedule 2.1(b) – Equipment and Equipment Embodiments and Documentation
Schedule 2.1(c) – Transferred Contracts
Schedule 2.1(d) – Employee Assets
Schedule 2.1(e) – Domain Names
Schedule 2.3(c) – Excluded Assets
Schedule 2.5(c) – Purchase Price Allocation Methodology
Schedule 3.2 - Capitalization
Schedule 3.6(i) and (ii) – Exception to Sufficiency of Assets
Schedule 3.8(a)(i) – MMS Agreements
Schedule 3.8(a)(ii) – Third Party Contracts
Schedule 3.8(a)(iii) – Software Licenses
Schedule 3.8(a)(iv) – Fees
Schedule 3.8(a)(v) – Special Pricing
Schedule 3.8(b) - Real Property Leases
Schedule 3.8(d)(i), (ii), (iii) and (iv) – Outstanding Training, Warranty, Maintenance, Service, Support or Marketing Obligations
Schedule 3.9(i) – All required governmental approvals
Schedule 3.9(ii) – All Required Consents
Schedule 3.11(a) – Intellectual Property
Schedule 3.11(b) – Access to source code and non-disclosure agreements
Schedule 3.11(c) – Licenses
Schedule 3.11(f) – Open Source Software
Schedule 3.11(g)(i) – List of Watchpoints Software Specifications
Schedule 3.11(g)(ii) – Bugs and Nonconformities
Schedule 3.11(g)(iii) – 2008 and 2009 Reported Incidents
Schedule 3.11(g)(iv) – 2008 and 2009 Bug Fixes and Updates
Schedule 3.11(i) – Third Party Software
Schedule 3.11(j) – MMS Tools
Schedule 3.15 – Financial Statements
Schedule 3.17 – Maintenance, Support and Service Agreements
Schedule 3.18 – Designated Employees
Schedule 3.19 – Employee Benefit Matters
Schedule 3.20 – Insurance

Exhibits

Exhibit A – Assignment and Assumption Agreement
Exhibit B -- Non-Competition, Non-Solicitation and Non-Disclosure Agreement
Exhibit C – Guaranty
Exhibit D  – Registration Rights Agreement